Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2025, with respect to the consolidated financial statements in the Annual Report of Southland Holdings, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statement of Southland Holdings, Inc. on Form S-8 (File No. 333-272455).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 4, 2025